Sticker to Prospectus

The Prospectus for Macquarie Equipment Leasing Fund, LLC (“the Fund”) consists of (1) this sticker, (2) the Prospectus dated June 19, 2010, (3) Supplement No. 1 dated November 16, 2010, (4) Supplement No. 2 dated April 11, 2011 (5) Supplement No. 3 dated June 1, 2011, (6) Supplement No. 4 dated September 23, 2011, and (7) this Supplement No. 5 which provides information regarding a recent equipment transaction entered into by the Fund.

Filed Pursuant to Rule 424(b)(3)

SEC File No. 333-154278

MACQUARIE EQUIPMENT LEASING FUND, LLC

SUPPLEMENT NO. 5

DATED DECEMBER 16, 2011

TO PROSPECTUS DATED

JUNE 19, 2010

We are providing you with this Supplement No. 5 dated December 16, 2011, to update the Prospectus dated June 19, 2010, as supplemented by Supplement No. 1 dated November 16, 2010, Supplement No. 2 dated April 11, 2011, Supplement No. 3 dated June 1, 2011, and Supplement No. 4 dated September 23, 2011. The information in this Supplement No. 5 supplements, modifies and supersedes some of the information contained in the Macquarie Equipment Leasing Fund, LLC (“the Fund”) Prospectus. This Supplement No. 5 forms a part of, and must be accompanied or preceded by, the Prospectus.

The purpose of this Supplement No. 5 is to provide information regarding two equipment transactions entered into by the Fund.

RECENT TRANSACTION—ACQUISITION OF AIRCRAFT JET ENGINES

On December 12, 2011, the Fund completed the acquisition of two new CFM56-7B aircraft jet engines (the “Engines”). The Fund previously announced that it had entered into a sale and leaseback arrangement over the Engines with a leading Dubai airline. The first Engine was delivered on October 31, 2011, and the second Engine was delivered on December 12, 2011. The purchase price for the Engines was $24,330,906. There was no debt used to fund the acquisition of the Engines by the Fund. Lease rentals will be paid to the Fund in US dollars on a monthly basis. The term of the lease is for nine years. At the end of the lease term, the lessee may return the Engines, purchase them at their then fair market value, or continue to rent them.

In connection with the transaction, Macquarie Asset Management Inc. (the “Manager”) and its affiliates were paid an acquisition fee in the amount of $729,927.18. The Fund also reimbursed $223,000 of acquisition expenses to the Manager and its affiliates. The Manager will receive monthly asset management fees in the amount of $9,309.